Exhibit 99.1

[LOGO]	Global Credit Research Rating Action 11 SEP 2003

Rating Action: PPL Montana, LLC

MOODY'S PLACES PPL MONTANA'S RATING UNDER REVIEW FOR POSSIBLE DOWNGRADE

Approximately $300 Million of Debt Securities Affected

New York, September 11, 2003 -- Moody's Investor Service placed the rating for the Pass Through Certificates issued by PPL Montana, LLC (PPL Montana: Baa3) under review for possible downgrade.

This rating action reflects deterioration in the credit profile of PPL Montana's largest offtaker, NorthWestern Corporation (NorthWestern: senior secured B3), and lower-than-forecasted cash flow generation.

PPL Montana has approximately one-third of its generating capacity (300 megawatts of around-the-clock supply and 150 megawatts of unit-contingent on-peak supply) committed to NorthWestern under a contract that expires June 30th, 2007. Northwestern, which divested its generating assets, uses the power to meet its provider of last resort (POLR) obligation. NorthWestern is required to make a weekly payment to PPL Montana and remains current.

Moody's review for downgrade will consider possible financial ramifications for PPL Montana relating to NorthWestern's weakened financial position and will consider several scenarios, including a bankruptcy filing by NorthWestern. While the contractual arrangement currently provides NorthWestern with competitively priced electricity, a bankruptcy filing or restructuring may have some impact on terms and conditions within the contract. Regardless of whether it files for bankruptcy protection, Moody's believes that Northwestern's credit profile will likely remain weak through the tenor of the contract, a factor that may not be adequately reflected in PPL Montana's current rating.

PPL Montana's cash flow generation has been impacted by lower--than-anticipated operating margins which resulted in lower cash flow available for fixed charges in 2002 compared to base case projections ($101.7 million actual compared to $120.8 million projected). This trend is expected to continue through at least 2003. Moody's review will consider the likelihood for near-term improvement in PPL Montana's cash flow generation.

PPL Montana, based in Montana, operates interest in electric generating facilities with an aggregate capacity of 1,160 megawatts.

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